Exhibit 99.1

Contact: L3
               Corporate Communications
                212-697-1111

For Immediate Release

L3 Chairman and CEO Michael T. Strianese Announces Plan to Retire;
Board Elects Christopher E. Kubasik as CEO

Kubasik, currently President and COO, will assume CEO position and join Board of Directors in January 2018

Strianese to remain Chairman of the Board

NEW YORK, July 19, 2017 – L3 Technologies (NYSE:LLL) announced today that Chairman and Chief Executive Officer (CEO) Michael T. Strianese has informed the company’s Board of Directors of his plan to retire as CEO, effective December 31, 2017, after 20 years of service with L3. The Board has elected Christopher E. Kubasik, L3’s President and Chief Operating Officer (COO) to the position of CEO and President, and to the Board of Directors effective January 1, 2018. Mr. Strianese will remain Chairman of L3’s Board.

Mr. Strianese’s retirement concludes a remarkable career with L3, where he has been CEO since 2006, and Chairman of its Board since 2008. He played a key role in the company’s formation in 1997 and, during his tenure as CEO, L3 strategically expanded its portfolio, generated significant growth and delivered value for its shareholders while creating innovative solutions that support national security.

Mr. Strianese said, “It’s been a tremendous journey leading L3 to where it is today. I’ve been privileged to work with many talented people over the last 20 years, and we have built a Fortune 300 company that is a global leader in aerospace and defense. I am pleased that an executive of Chris’s caliber is stepping into the role of CEO. I've known Chris for nearly three decades and he is a savvy business executive who has brought a lot of fresh energy and new ideas. I'm confident that he is the right person for this job, and now is the right time for this transition.”

Mr. Kubasik said, “I am excited to have the opportunity to lead L3 and build on our success. Over the last two years, I have seen firsthand the depth of our talent and capabilities across the company. We have a strong management and employee team, a world-class portfolio and a dedication to our customers that has earned us the reputation as a trusted industry partner. I would like to thank Mike for his partnership and the Board for its support and confidence.”

Mr. Kubasik continued, “Looking ahead, we are executing our growth strategy by emphasizing program performance, investing in advanced technologies, enhancing business development, and

L3 Chairman and CEO Michael T. Strianese Announces Plan to Retire; Board Elects Christopher E. Kubasik as CEO	Page 2

continuing to identify opportunistic acquisitions that create value for our customers and our shareholders.”

“Mike's accomplishments over his tenure at L3 are immeasurable,” said Robert B. Millard, Lead Independent Director of the Board. “He has successfully increased shareholder value, delivered strong profitability, and has been unwavering in his commitment to position L3 as a well-recognized industry leader. He has been instrumental in making L3 a strong, focused and profitable enterprise. Today's announcement is the result of our disciplined and orderly succession plan, and Chris's 30 years of experience in the defense industry position him well to fill the CEO role seamlessly as L3 continues to expand and fulfill its vision.”

Mr. Kubasik was appointed President and COO of L3 in 2015. Prior to joining L3, he was President and CEO of the Seabury Advisory Group LLC. In 2010, he was named President and COO of Lockheed Martin Corporation, where he also held a number of senior executive roles, including Executive Vice President of Electronic Systems, and Chief Financial Officer for 7 years.

Headquartered in New York City, L3 Technologies employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2016 sales of $10.5 billion.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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